Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, 333-168041 and 333-181426 on Form S-8 and 333-13065, 333-88034, 333-134479 and 333-142382 on Form S-3 of our report dated March 19, 2012, with respect to the balance sheets of Apex Systems, Inc. as of December 31, 2011 and December 25, 2010, and the related statements of income, stockholders’ equity (deficit), and cash flows for the three-year period ended December 31, 2011, which report appears in the Form 8-K/A of On Assignment, Inc. dated May 21, 2012.

/s/ KPMG LLP

Richmond, Virginia
May 21, 2012